FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            MAYFAIR HOMES CORPORATION
                            -------------------------


Delaware                                             13-3525328
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(State of incorporation or organization)   (I.R.S. Employer Identification No.)

3633 Wheeler Road, Suite 140
Augusta, GA                                                   30909
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(Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock $.022 par value
                                Class A Warrants
                   -------------------------------------------
                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          A  description   of  the   registered   securities  is  contained  in
Registrant's   Registration  Statement  on  Form  S-1  File  No.  333-5612  (the
"Registration Statement"), filed with the Securities and Exchange Commission on September 23, 1996, which is herein incorporated by reference.

ITEM 2.   EXHIBITS.

(a) The following Exhibits are hereby incorporated by reference to the Registration Statement.

          ITEM                                                     REGISTRATION
                                                                    STATEMENT
                                                                    EXHIBIT NO.
                                                                    -----------

Certificate of  Incorporation  of  Registrant,  as amended to date     3.1
Bylaws of Registrant,  as amended to date                              3.2
Form of Common Stock Certificate                                       4.1
Form of Class A Warrant                                              4.2.1
Form of Class A Warrant Agreement                                    4.2.2


                                   SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAYFAIR HOMES CORPORATION

By /s/ Robert S. Wilson
-------------------------------
   Robert S. Wilson, Chairman
   January 13, 1997